Exhibit 10.50

Pharsight Corporation 800 West El Camino Real, Suite 200 Mountain View, CA 94040 Phone: (650) 314-3800 Fax: (650) 314-3810

June 16, 2003

Mark Robillard

960 Wes Moore Drive

West Chester, PA 19082

Dear Mark:

As I have discussed with you, Pharsight Corporation (the “Company”) in conjunction with Execustaff, Inc., is pleased to offer you an adjusted compensation, an additional stock option grant and the severance benefits as set forth in this letter agreement (“Agreement”).

Position

You will maintain your current position of Senior Vice President, PKS Business Unit.  In your position, you will report to the Company’s Chief Executive Officer (“CEO”).  You will continue to maintain your home office in Philadelphia.  The Company continues to retain the discretion to change your position, duties, reporting relationship and work location as it deems necessary.

Base Salary and Bonus Potential

Effective as of May 1, 2003, your annual base salary will reflect an increase to two hundred twenty five thousand ($225,000), subject to standard payroll deductions and required withholdings, and paid on the Company’s normal payroll schedule.

Pursuant to the terms and conditions of the Company’s Management Incentive Bonus Program for its Executive Officers, you will be eligible to receive an annual performance bonus of up to thirty-five percent (35%) of your previous and increased base salaries, each on a pro rata basis, subject to standard payroll deductions and required withholdings.

As we discussed, during your mid-year review of your bonus plan achievement, I will consider an increase of such eligibility to receive an annual performance bonus of up to forty percent (40%).   However, the Company’s Compensation Committee will determine in its sole discretion whether this increase would occur or whether you have earned an annual bonus and the amount of any earned annual bonus.

The Company may modify your compensation from time to time as it deems necessary.

Stock Options

On April 24, 2003, the Company’s Compensation Committee approved an additional stock option grant to you, of fifty thousand (50,000) shares of the Company’s common stock with an exercise price equal to the fair market value of such shares on the date of grant in accordance with the terms of the Company’s 2000 Equity Incentive Plan.  Such options will vest over a four (4) year period as follows: 25% will vest on the first anniversary date of grant and the remainder will vest in equal monthly installments thereafter until fully vested (“Vesting Schedule”).  However, upon a Change of Control (as defined in the

Company’s 2000 Equity Incentive Plan), the Vesting Schedule will accelerate by one (1) year (“Accelerated Vesting”).  Accelerated Vesting will immediately vest upon a Change of Control, the number of options equal to the amount, which would have vested one year from the occurrence of such event.  Accelerated Vesting described herein will supplement, but not supersede section 12(c) of the Company’s 2000 Equity Incentive Plan as amended and restated.

Employee Benefits

Your eligibility for Company-sponsored employee benefits is not affected by this Agreement.

Proprietary Information and Inventions Agreement; Company Policies and Procedures

Your Proprietary Information and Inventions Agreement with the Company dated September 24, 2001 (the “Proprietary Information Agreement”) is not affected by this Agreement, and the Proprietary Information Agreement will remain in full force and effect in accordance with its terms.  You will continue to be required to abide by the Proprietary Information Agreement as a condition of your employment.

In addition, you will continue to be required to abide by Pharsight’s policies and procedures, as may be in effect from time to time.

At-Will Employment Relationship

Your employment continues to be terminable at-will, and either you or the Company may terminate your employment relationship at any time, with or without Cause (defined below) or advance notice.

Severance Benefits

In the event that your employment is involuntarily terminated by the Company without Cause, as your sole severance benefits, the Company will continue to pay your base salary and health care benefits in effect on the termination date for six (6) months (the “Severance Payments”).  As a condition of your receipt of the Severance Payments, you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company.  The Severance Payments will be paid on the Company’s normal payroll schedule and will be subject to standard deductions and withholdings.

For the purposes of this letter, “Cause” for your termination shall mean:  (a) your conviction of any felony or of any crime involving dishonesty; (b) your participation in any fraud or act of dishonesty against the Company; (c) the material breach of your duties to the Company, including persistent unsatisfactory performance of job duties; (d) your intentional damage to, or willful misappropriation of, any property of the Company; (e) your material breach of any written agreement with the Company (including this Agreement or your Proprietary Information Agreement); or (f) conduct, that in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

In addition, if, within six (6) months of a Change in Control (defined below), you resign from your employment with the Company and such resignation qualifies as a Resignation for Good Reason (defined below), you shall be entitled to receive the Severance Benefits, provided that you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company.

For the purposes of this letter, the occurrence of either of the following events shall constitute a “Change in Control”:  (a) the sale or lease of all or substantially all of the assets of the Company; or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in each case in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity purchasing such assets or surviving such transaction.

For purposes of this letter, a “Resignation for Good Reason” shall mean a resignation by you due to any of the following events which occur after and as a direct result of a Change in Control: (1) a material reduction in compensation, unless such a reduction is applied, by resolution of the Board of Directors, to all members of the Company’s officers; (2) a material adverse change in your title due to a demotion; (3) a material adverse reduction in your role and responsibilities; or (4) a requirement for you to relocate as a part of your position.

You will not be eligible for any severance benefits in the event of a termination with Cause or any resignation that does not qualify as a Resignation for Good Reason.

If the relationship between Execustaff and the Company is terminated for any reason, you will agree that the Company will become solely responsible as your employer for all payroll, workers’ compensation and benefits, including severance and vacation pay, and you will agree to seek the same only from the Company.

Miscellaneous

This Agreement sets forth and forms the complete and exclusive statement of your employment agreement with the Company concerning your compensation, additional stock option grant and severance benefits, and this Agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, concerning the subject matters set forth in this letter including, but not limited to, your original offer letter with the Company dated September 26, 2001his letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

We are very pleased to offer you this salary increase, additional stock option grant and severance benefits.  Please sign and date this letter, and return it to me by June 30, 2003, if you wish to accept the terms described above.

Sincerely,

PHARSIGHT CORPORATION

/s/ Shawn M. O’Connor
Shawn M. O’Connor
President & Chief Executive Officer

ACCEPTED:

/s/ Mark Robillard	June 24, 2003
Mark Robillard	Date